Exhibit 4.2

AMENDMENT NO. 1 TO THE
PROMISSORY NOTE

This AMENDMENT NO. 1 TO THE PROMIISSORY NOTE (this “Amendment”), dated as of May 30, 2025, is made by and between CURANEX PHARMACEUTICALS INC, a Nevada corporation, (the “Company”) and Dian Ying Jing (the “Holder”). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Note.

WHEREAS, on February 4, 2025, the Company issued to the Holder that certain Promissory Note (the “Note”) in the principal amount of $200,000; and

WHEREAS, the Company and the Holder desire to enter into this Amendment to amend the Note as set forth herein.

NOW THEREFORE, in consideration of the foregoing mutual premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and legal adequacy of which is hereby acknowledged, the Company and the Holder, intending to be legally bound, hereby agree to amend the Note as follows:

1. Section 1.01 of the Note is hereby amended by changing the term “Maturity Date” from February 4, 2026 to February 4, 2027.

2. Except as specifically amended hereby, the Note shall remain in full force and effect and all other terms of the Note shall remain unchanged. To the extent any provision of the Note is inconsistent with this Amendment, this Amendment shall control.

3. This Amendment represents the entire and integrated agreement of the parties with the respect to the subject matter hereof, and shall supersede all prior or contemporaneous discussions, agreements or understandings of the parties with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Holder have caused their respective signature pages to this Amendment to be duly executed as of the date first written above.

COMPANY

CURANEX PHARMACEUTICALS INC

By:	/s/ Jun Liu
Name:	Jun Liu
Title:	Chief Executive Officer

HOLDER

/s/ Dian Ying Jing
Dian Ying Jing

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